UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 21, 2017

THE PULSE BEVERAGE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-53586	36-4691531
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11678 N. Huron Street

Northglenn, CO 80234

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code: (720) 382-5476

N/A

(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On April 21, 2017, Registrant sold 200,000 ‘restricted’ shares of its Series A Preferred Stock to Robert E. Yates, its Chief Executive Officer and one of its two Directors, for a total purchase price of $800. This price is consistent with the purchase price of Mr. Yates’ previous purchase of 100,000 shares of Series A Preferred Stock.

The transaction was authorized by the Board of Directors, and the Series A Preferred Shares were sold in reliance on an exemption from registration under the Securities Act of 1933, under Section 4(2) thereof, and were issued with a standard private placement legend. The proceeds will be used for working capital.

Each share of the Company's Series A Preferred stock is entitled to vote at all annual and special meetings of shareholders, and to cast 1,000 votes on all matters for each one share held.

Item 5.01 Changes in Control of Registrant.

As a result of the issuance and sale to Robert E. Yates, the Company’s Chief Executive Officer, of 200,000 shares of the Company’s Series A Preferred Stock on April 21, 2017 (see Item 3.02 above), Mr. Yates became the controlling shareholder of the Company.

When combined with the 100,000 shares of Series A Preferred Stock of the Company previously acquired by Mr. Yates, Mr. Yates now holds 300,000 shares of the Company’s Series A Preferred Stock. Each Series A Preferred Share is entitled to vote 1,000 shares on all matters coming before the shareholders for a vote.

The Series A shares now held by Mr. Yates, (which give him in the aggregate the right to cast 300,000,000 votes on all matters), when combined with the 4,211,333 Common shares of the Company held by Mr. Yates, give Mr. Yates the right to cast a total of 304,211,333 shareholder votes on all matters. The total combined votes of Common Shares and Preferred Series A shares is 496,867,991.

The shares of Series A Preferred Stock of the Company acquired by Mr. Yates, were acquired with personal funds, in the transaction described in Item 3.02 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 21, 2017

THE PULSE BEVERAGE CORPORATION

By:	/s/ Robert E. Yates
Robert E. Yates, Chief Executive Officer